Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Advance America, Cash Advance Centers, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1)           The name of the Corporation is Advance America, Cash Advance Centers, Inc.  The Corporation was originally incorporated under the name Advance America, Cash Advance Centers, Inc.  The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 11, 1997.

(2)           This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 211, 242 and 245 of the GCL.

(3)           This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

(4)           Upon the filing (the “Effective Time”) of this Amended and Restated Certificate of Incorporation pursuant to the GCL, every share of the Corporation’s common stock, par value $.01 per share, issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as and combined and converted into 0.908439145 validly issued, fully paid, and non-assessable shares of Common Stock, par value $.01 per share, authorized by subparagraph (a) of Article FOURTH of this Amended and Restated Certificate of Incorporation, without any action by the holder thereof, provided that if any holder would receive less than a full share of Common Stock as a result of the foregoing, such holder shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock such holder would be entitled to receive multiplied by the fair market value of one share of Common Stock, as determined by the Board of Directors.  Each certificate that theretofore represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified.

(5)           The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST:  The name of the Corporation is Advance America, Cash Advance Centers, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent.  The name of its registered agent at that address is National Registered Agents, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH:  (a)  Authorized Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 275,000,000 shares of capital stock, consisting of (i) 250,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 25,000,000 shares of preferred stock, par value $.01 per share   (the “Preferred Stock”).

(b)           Common Stock.  The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(1)           No Cumulative Voting.  The holders of shares of Common Stock shall not have cumulative voting rights.

(2)           Dividends; Stock Splits.  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(3)           Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(4)           No Preemptive or Subscription Rights.  No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(c)           Preferred Stock.  The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(d)           Power to Sell and Purchase Shares.  Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.  Subject to the requirements of applicable law, the

Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)           The Board of Directors shall consist of not less than one or more than 12 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the active Board of Directors.

(c)           A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d)           Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the Board of Directors then in office, though less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.  Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto unless otherwise expressly provided by the terms of such class or series of Preferred Stock.

(e)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH:  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.  If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended.  Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

   SEVENTH:  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH:  Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there be one, (ii) the Chief Executive Officer, if there be one, (iii) the President or (iv) the Board of Directors.  The ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied.

NINTH:  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

TENTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH:  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws.  The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws.  The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

TWELFTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles EIGHTH, NINTH and ELEVENTH of this Amended and Restated Certificate of Incorporation or this Article TWELFTH.

THIRTEENTH:  (a)  Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation to the contrary, outstanding shares of Common Stock of the Corporation held by any Disqualified Holder (as defined below) shall be subject to redemption by the Corporation at any time and from time to time, by action of the Board of Directors, if and to the extent the Board of Directors, in its sole judgment, determines it advisable or necessary to prevent the loss, or to secure the reinstatement or renewal, of any license or permit from any governmental agency held by the Corporation or any of its Subsidiaries (as defined below) to conduct any portion of the business of the Corporation or any of its Subsidiaries, which license or permit is conditioned upon some or all of the holders of the Corporation’s Common Stock possessing prescribed qualifications or not possessing prescribed disqualifications.  The terms and conditions of such redemption shall be as follows:

(1)  The redemption price of the shares to be redeemed pursuant to this Article THIRTEENTH shall be equal to the Current Market Price (as defined below) of such shares of Common Stock on the Redemption Date (as defined below);

(2)  the redemption price of such shares may be paid in cash, Redemption Securities (as defined below) or any combination thereof, as determined by the Board of Directors;

(3)  if less than all shares held by any Disqualified Holder are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(4)  at least twenty (20) Trading Days’ advance written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless either waived in writing by any such holder or applicable law requires a shorter period, in which case such shorter period shall apply), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been irrevocably deposited or set aside to pay the redemption price to such record holders (without payment of any interest thereon) upon surrender of the stock certificates for their shares to be redeemed; and

(5)  from and after the Redemption Date, notwithstanding that any certificate for shares of Common Stock called for redemption has not been surrendered to the Corporation, the shares theretofore evidenced thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue from and after the Redemption Date and all rights of the person holding certificates theretofore evidencing shares of Common Stock shall cease and terminate, excepting only the right to receive the cash or Redemption Securities, without interest, in payment therefor, and the person holding the certificates shall thereafter be restricted exclusively to the cash or Redemption Securities payable upon redemption for any and all claims of whatever nature in respect to the redeemed shares.

For purposes of this Article THIRTEENTH:

(i)  “Disqualified Holder” shall mean any person whose holding of shares of stock of the Corporation, either individually or when taken together with the holding of shares of stock of the Corporation by any other persons, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement or renewal of, any license or permit from any governmental agency held by the Corporation or any of its Subsidiaries to conduct any portion of the business of the Corporation or any of its Subsidiaries.

(ii)  The “Current Market Price” per share of Common Stock on the Redemption Date shall be deemed to be the average closing sale price during the Valuation Period (as defined below) on the Composite Tape for New York Stock Exchange Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or if such stock is not listed on any such exchange, the average last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market with respect to a share of Common Stock during the Valuation Period as reported by the NASDAQ or any similar system then in use, or if no such quotations are available, the fair market value on such date as determined by the Board of Directors; provided, however, that in the event that the Current Market Price per share of the Common Stock is determined during a period following the announcement by the Corporation of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities convertible into shares of such Common Stock, or (B) any subdivision, combination or reclassification of such Common Stock, and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification shall not have occurred prior to the commencement of the Valuation Period, then, and in each such case, the Current Market Price shall be properly adjusted, as determined by the Board of Directors, to take into account ex-dividend trading or the effect of such subdivision, combination or reclassification, as the case may be.

(iii)  The term “Trading Day” shall mean a day on which the principal national securities exchange or automated quotation system on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, a business day.

(iv)  “Redemption Date” shall mean the date fixed by the Board of Directors for redemption of any shares of Common Stock of the Corporation pursuant to this Article THIRTEENTH.

(v)  “Redemption Securities” shall mean any debt or equity securities of the Corporation, any of its Subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm that provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Article THIRTEENTH, at least equal to the price required to be paid pursuant to paragraph (a) of this

Article THIRTEENTH (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(vi)  “Subsidiary” shall mean any corporation, limited liability company, or other entity of which a majority of the outstanding stock, equity securities or membership interests having ordinary voting power for the election of directors is owned by the Corporation, by a Subsidiary of the Corporation or by the Corporation and one or more Subsidiaries, except as such term may otherwise be defined by any law, rule or regulation of any governmental agency having the responsibility for any issuance, reinstatement or renewal within the scope of this Article THIRTEENTH.

(vii)  “Valuation Period” shall mean the twenty (20) Trading Day period ending on the second business day preceding the Redemption Date of a share of Common Stock.

(b)  The Board of Directors shall have the power to determine for the purposes of this Article THIRTEENTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article THIRTEENTH including, without limitation, whether a person is a Disqualified Holder.

(c)  The Corporation will be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Article THIRTEENTH and each holder of Common Stock will be deemed to have acknowledged by acquiring or retaining shares of Common Stock that failure to comply with this Article THIRTEENTH will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this Article THIRTEENTH.

FOURTEENTH:  If any provision in this Amended and Restated Certificate of Incorporation is determined to be invalid, void, illegal or unenforceable, the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 23rd day of November, 2004.

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

By:	/s/ William M. Webster, IV
Name: William M. Webster, IV
Title: Chief Executive Officer